Exhibit No. 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126967 on Form S-3 of our reports dated March 6, 2006, relating to the financial statements and financial statement schedule of Florida Power Corporation d/b/a Progress Energy Florida, Inc. (PEF) (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in 2005 and 2003) appearing in this Annual Report on Form 10−K of PEF for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 6, 2006